Exhibit 5.2

July 26, 2017

Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, Illinois 60603

Re:	Registration Statement on Form S-4 Filed by Coeur Mining, Inc.

Ladies and Gentlemen:

We have acted as local Idaho counsel to Coeur Explorations, Inc., an Idaho corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Coeur Mining, Inc. (the “Parent”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Parent of up to $250,000,000 aggregate principal amount of the Parent’s 5.875% Senior Notes due 2024 (the “New Notes”) in exchange for a like principal amount of the Parent’s outstanding 5.875% Senior Notes due 2024.  The New Notes will be guaranteed by certain subsidiaries of the Parent, including the Company.

A.	Documents and Matters Examined

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Company as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

A-1	the Indenture dated as of May 31, 2017 (the “Indenture”) by and among the Parent, the Company, certain other subsidiaries of the Parent, and The Bank of New York Mellon, as trustee;

A-2
the form of Notation of Guarantee (the “Guarantee”) to be executed by the Company and the other guarantors party thereto with respect to the guarantee of the New Notes by the Company and such other guarantors;

A-3	the form of New Notes attached as Exhibit A to the Indenture;

A-4	the Articles of Incorporation of Coeur Explorations, as amended to date;

A-5	the By-Laws of Coeur Explorations, as amended to date;

A-6
the action by written consent of the Board of Directors of the Company relating to, among other things, the authorization of the Company to enter into the Indenture, the Guarantee, the New Notes, and the transactions contemplated thereby; and

A-7	a certificate of the Idaho Secretary of State as to the incorporation and good standing of the Company under the laws of the State of Idaho dated as of July 24, 2017.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), (b) information provided in certificates of officers/representatives of the Company, and (c) the representations and warranties of the Company in the Indenture and the Guarantee.  We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

B.	Opinions

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

B-1	The Company is a corporation validly existing and in good standing under Idaho law.

B-2
The Company has the corporate power and authority to enter into the Indenture and the Guarantee, and to perform its obligations thereunder.  The Indenture and the Guarantee have been duly authorized by all necessary corporate action on the part of the Company.

For purposes of expressing the opinions herein, we have examined the laws of the State of Idaho, and our opinions are limited to such laws.  We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred, including that we have performed any actions in order to provide the legal opinions and statements contained herein other than as expressly set forth herein and (b) are as of the date hereof (except as otherwise noted above).  We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof (including changes in law or facts, or as to facts relating to prior events that are subsequently brought to our attention) or to consider their applicability or correctness as to persons or entities other than the addressees.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the heading “Validity of the New Notes and Guarantees” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP